Exhibit 99.1

News Release

Contact:

Rick Nida

Manager, Investor and Media Relations

410-689-7605

rnida@foundationcoal.com

For Immediate Release

Feb. 21, 2008

Foundation Coal Successfully Bids on New

Powder River Basin Coal Reserves

LINTHICUM HEIGHTS, Md.—Foundation Coal Holdings, Inc. (NYSE: FCL) today announced that an affiliate has successfully bid on a new coal lease adjacent to the western boundary of the Eagle Butte Mine north of Gillette, Wyoming. The successful bid for the Eagle Butte LBA (Lease By Application) was accepted by the Bureau of Land Management (BLM), a unit of the U.S. Department of the Interior. The bid was $180.5 million to be paid in five equal annual installments of $36.1 million. The lease covers approximately 255 million minable tons of +8400 BTU coal on approximately 1400 acres of federal land.

“We are very pleased with the results of the action taken by the BLM,” said Steven Rennell, President of Foundation Coal West, Inc. “At the present production rate, the additional coal reserves now in-hand will extend the life of this mine by approximately 10 more years, helping to ensure a supply of high-quality mining jobs for the people of this area, while meeting the expanding demand for Wyoming coal throughout the U.S.”

Production at the Eagle Butte Mine in 2007 was 25 million tons. Eagle Butte is a surface mine using the truck-and-shovel mining method. The Eagle Butte Mine primarily ships its coal on the BNSF Railway to power plants located throughout the Midwest and the South. The Belle Ayr Mine southeast of Gillette, also operated by a Foundation Coal affiliate, produced approximately 26.6 million tons of coal last year. The two mines employ approximately 560 salaried and hourly employees. Last year, the Eagle Butte and Belle Ayr Mines reached a milestone with the shipment of the one-billionth ton of coal since the start of production in 1972.

About Foundation Coal

Foundation Coal Holdings, Inc., through its affiliates is a major U.S. coal producer with 13 coal mines and related facilities in Pennsylvania, West Virginia, and Wyoming. Through its subsidiaries, Foundation Coal employs approximately 3,000 people and produces approximately 72 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, Md.

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